Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Fisher Scientific International Inc., a Delaware corporation (the “Company”), and Mark D. Roellig (the “Executive”), this ___day of March, 2005.

1. Term of the Agreement.

This Agreement shall commence as of April 4, 2005 (the “Effective Date”). The Executive’s services under Section 2 shall commence on such date and shall continue until the earlier of April 3, 2010 or the Executive’s Date of Termination (as defined in Section 4(e) below) (the “Initial Employment Period” and, together with any extensions thereof pursuant to the next sentence, the “Employment Period”), with the exception of Sections 5 through 12, which shall remain in effect thereafter. As of the last day of the Initial Employment Period and each anniversary thereof, unless either party hereto shall have given the other party 60 days’ advance notice that there shall be no further extensions pursuant to this sentence (“Notice of Non-Extension”), the Employment Period shall be extended by an additional year.

2. Position and Duties.

During the Employment Period, the Executive’s position shall be that of Vice President, General Counsel and Corporate Secretary, reporting to either the Vice Chairman or Chief Executive Officer of the Company. The Executive’s services shall be performed at Hampton, New Hampshire. During the Employment Period, and excluding any periods of vacation and other time off to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on corporate, civic, charitable, governmental or religious boards or committees of such other entities (including without limitation, Bulletin Network News, Inc.) in a manner and at a time or times consistent with his current practice, (b) participate in political activities and fundraising and (c) manage personal investments, so long as, in each case, such activities do not create any conflicts of interest with the business of the Company or interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

3. Compensation.

(a) Base Salary. As stated in the Executive’s offer letter of March 1, 2005 (“Offer Letter”), which is hereby incorporated by reference, the Executive shall receive an annual base salary of at least $400,000 (“Initial Annual Base Salary”), which shall be paid in accordance with the Company’s generally applicable payroll practices and policies. During the Employment Period, the annual base salary shall be reviewed at least annually. Any increase in annual base salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The annual base salary shall not be reduced, including after any such increase, except pursuant to across-the-board salary reductions similarly affecting all peer executives of the Company, and the term “Annual Base Salary” as utilized in this Agreement shall refer to Initial Annual Base Salary as so increased or decreased.

(b) Incentive, Savings and Retirement Plans Generally. During the Employment Period, and without limiting the Executive’s rights under Section 3(c), the Executive shall be entitled to participate in and shall receive all benefits under all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company. Without limiting the generality of the foregoing (including the right of Executive to participate in and receive all benefits under any short-term or special bonus or other incentive compensation opportunities), the “Target Regular Annual Bonus” opportunity made available to the Executive with respect to any calendar year shall be at least equal to 100% of his Annual Base Salary for such year. No portion of the bonus payable to the Executive for any calendar year during the term of this agreement shall be guaranteed, except as otherwise provided in Section 5.

In the event the Executive remains continuously employed with the Company until the end of the 30th month after the Effective Date, the Executive shall become fully vested in his Retirement Benefit under the Company’s Executive Retirement and Savings Program on such date. In the event the Executive remains continuously employed with the Company until the fifth anniversary of the Effective Date, the Executive shall receive an additional five years of service credit for calculation of his Retirement Benefit under the Company’s Executive Retirement and Savings Program. The Company shall not amend the Company’s Executive Retirement and Savings Program in any way that adversely affects the Executive’s Retirement Benefit thereunder without the Executive’s prior consent.

(c) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company.

(d) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in respect of his services to the Company in accordance with the policies, practices and procedures of the Company to the extent applicable generally to other peer executives of the Company.

(e) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the terms of Executive’s Offer Letter.

(f) Perquisites. During the Employment Period, the Executive shall be entitled to receive perquisites in accordance with the policies, practices and procedures of the Company to the extent applicable generally to other peer executives of the Company.

(g) Initial Equity Grant. Within one week of the Effective Date, the Company shall grant to the Executive 28,125 stock options to acquire Company stock under either the Company’s 2001 Equity and Incentive Plan or 2003 Equity and Incentive Plan (collectively, the “Incentive Plan”) and within the sixth week following the Effective Date, the Company shall grant the Executive an additional 28,125 stock options under the Incentive Plan (together, the “Initial Options”). The Initial Options shall be granted at a per share exercise price equal to the fair market value of a share of Company stock as of the date of grant, shall vest in three annual installments as described below (subject to the other applicable terms of this Agreement or the Incentive Plan) and shall be otherwise subject to the terms and conditions of the Incentive Plan. Provided the Executive is employed by the Company on such date, each Initial Option shall vest with respect to 60 percent of the shares subject thereto on the first anniversary of the date of grant and with respect to an additional 20 percent of the shares subject to such Initial Option on each of the second and third anniversaries of the date of grant.

Subject to stockholder approval of the Company’s new equity incentive plan (the “Equity Plan”), the Company shall grant to the Executive 22,500 shares of Company restricted stock no later than August 1, 2005 (“Initial Restricted Stock”). The Initial Restricted Stock shall be subject to all terms and conditions of the Equity Plan and the applicable agreement, including terms and conditions relating to vesting, applicable performance criteria and transferability restrictions. If the Company’s stockholders fail to approve the Equity Plan, the Company shall convey a substantially similar economic benefit to the Executive in such form the parties hereto shall negotiate in good faith.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Vice Chairman or the Chief Executive Officer which specifically identifies the manner in which the Vice Chairman or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

Any act, or failure to act, based upon authority given by the Board, the direction of the Vice Chairman or the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, unless such authority, direction or advice is in violation of applicable law, regulation, Company policy or the Company’s Code of Business Conduct. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subsection (i) or (ii) above.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason at any time within 90 days after the Executive first has actual knowledge of the occurrence of such Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding, for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive,

(ii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive,

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 2 hereof,

(iv) any purported termination by the Company of the Executive’s employment otherwise than for Cause, or due to death or Disability,

(v) any delivery by the Company of a Notice of Non-Extension, or

(vi) any failure by the Company to comply with and satisfy Section 9 of this Agreement.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which:

(i) indicates the specific termination provision in this Agreement relied upon,

(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and

(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).

In the event the Executive provides the Company with a Notice of Termination for Good Reason, the Company shall have 30 days to cure the circumstances that Executive alleges constitute Good Reason; and if so cured, no Good Reason shall be deemed to have occurred hereunder. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means:

(i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be,

(ii) if the Executive’s employment is terminated by the Executive for Good Reason, the 30th day following the Company’s receipt of the Notice of Termination, provided the circumstances that Executive alleges constitute Good Reason have not been cured prior to such date,

(iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination or any other later date so specified,

(iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, the date on which the Executive notifies the Company of such termination, and

(v) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Company Upon Termination.

(a) By Executive for Good Reason; By the Company Other Than for Cause or Disability. In partial consideration for the noncompetition covenants of the Executive pursuant to Section 8(b) and in part as liquidated damages in lieu of the payments and benefits to which the Executive would have been entitled through the remainder of the Employment Period, if, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason, the Company shall pay to the Executive or his legal representatives a lump sum in cash within 30 days after the Date of Termination equal to the sum of the following amounts:

(i) one and a half (1.5) times the Executive’s current Annual Base Salary,

(ii) the Executive’s Annual Base Salary through the Date of Termination,

(iii) any previous years’ annual incentive payments (determined based upon actual Company results and not reduced for individual performance), to the extent not previously paid,

(iv) payment for any accrued vacation, and

(v) the product of (x) the Target Regular Annual Bonus and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365.

In addition, the Company shall pay the Executive or his legal representative any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) as provided by the terms of such deferred compensation plan or program.

The sum of all of the amounts described in subsections (ii), (iii) and (iv) of this Section 5(a) shall be hereinafter referred to as the “Accrued Obligations.”

In addition, if, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason, all of the Executive’s Initial Options and Initial Restricted Stock shall become fully vested and earned as of the Date of Termination, and (except as set forth below) all such Initial Options shall remain exercisable for the remainder of their original term. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason, and, as of the applicable Date of Termination, the Company has not yet granted the Executive all of the Executive’s Initial Options or Initial Restricted Stock, any such unissued Initial Options shall be granted to the Executive immediately prior to such Date of Termination and the Company shall make a payment to the Executive, which may, in the Company’s election, be in the form of cash or shares of Company stock, equal in value to the total fair market value as of such Date of Termination of any such unissued Initial Restricted Stock (if the payment is made in cash, such Initial Restricted Stock shall be deemed to have been sold for purposes of this Agreement). Any stock option exercises or stock sales by the Executive between the Effective Date and the fourth anniversary of the Effective Date shall be at the Executive’s own risk.

In addition, if, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason, in each case, prior to the fourth anniversary of the Effective Date (“Fourth Anniversary”), then:

(A) If on the Fourth Anniversary the aggregate “spread” (as defined below) of the Initial Options then held by Executive is less than $1.35 million, all such options shall terminate 30 days thereafter unless exercised during such 30-day period. As soon as practicable following such exercise of all of the Initial Options, but in no event earlier than the date six months after the Date of Termination, the Company shall pay the Executive a supplemental payment equal to the excess of $1.35 million over the aggregate fair market value (determined for the purposes of this Section 5, except as provided in (B) below, in accordance with the terms of the applicable option plan) of the shares acquired upon such exercise as of the applicable exercise date. “Spread” as of any date shall mean the difference between the fair market value of a share as of such date and the exercise price per share of the option at issue.

(B) If on the Fourth Anniversary the aggregate fair market value (based on the average closing price per share of Company common stock for the 15 preceding business days) of the vested Initial Restricted Stock then held by the Executive is less than $1.35 million, the Company shall pay the Executive a supplemental payment as soon as practicable following such date, but in no event earlier than the date six months after the Date of Termination, equal to the difference between $1.35 million and such aggregate fair market value.

The $1.35 million referenced above will be prorated to the extent the Executive has exercised any of the Initial Options or sold any of the vested Initial Restricted Stock prior to the Fourth Anniversary. For example, if the Executive has exercised twenty percent of the Initial Options prior to the Fourth Anniversary, the supplemental payment referenced in (A) above shall be equal to the excess of $1.08 million (representing 80 percent of $1.35 million) and the aggregate fair market value of the shares acquired upon the Executive’s exercise of Initial Options during the 30 day period referenced above.

Furthermore, for the purpose of proration referenced above, any vested Initial Options the spread of which continuously remained at or above $24 per share for a period of at least 15 business days shall be deemed to have been exercised and any vested Initial Restricted Stock which relate to Company shares the fair market value of which continually remained at or above $60 for a period of at least 15 business days shall be deemed to have been sold.

In the event the Company shall determine that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects Company stock such that an adjustment to the dollar amounts referred to in this Section 5(a) is appropriate to prevent dilution or enlargement of the rights or value of the Executive under this Section 5, then the Company shall make such equitable changes or adjustments as it deems necessary or appropriate to prevent such dilution or enlargement of the rights or value of the Executive under this Section 5.

Notwithstanding anything herein to the contrary, no payments shall be made or benefits provided to the Executive under this Section 5 unless the Executive shall have executed a release and waiver of claims in the form acceptable to the Company (the “Release”) and any applicable revocation period under such Release shall have expired.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Executive, his estate and/or beneficiaries shall be entitled to the payments and other benefits provided for in Section 5(a) above, excluding the payment in a lump sum of the amounts provided for under Section 5(a)(i).

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, except that the Executive shall be entitled to receive disability and other benefits at a level generally provided by the Company to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally for other peer executives and their families.

(d) By the Company for Cause. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive hereunder other than the obligation to pay to the Executive:

(i) the Annual Base Salary through the Date of Termination,

(ii) payment for any accrued vacation, and

(iii) the amount of any compensation previously deferred by the Executive; to the extent so provided in the applicable deferred compensation plan or program.

In such case, a cash payment equal to the sum of all the above shall be paid to the Executive within 30 days of the Date of Termination and with respect to any deferred compensation as provided by that plan or program.

6. Non-Exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. Full Settlement.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or its affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Confidential Information; Noncompetition.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies. During the period the Executive is employed with the Company and for a period of 24 months after termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company or in the course of performing his obligations hereunder. The restrictions set forth in this Section 8 will not apply to information that is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by the Executive or representatives of the Executive in violation of this Agreement. This exception will not affect the application of any other provisions of this Agreement to such information in accordance with the terms of such provision. All documents and tangible things embodying or containing confidential information are the Company’s exclusive property. The Executive will protect the confidentiality of their content and will return all copies, facsimiles and specimens of them and any other form of confidential information in the Executive’s possession, custody or control to the Company before leaving the employment with the Company.

(b) Noncompetition. In consideration of the benefits described in Section 5, until the Date of Termination, and for a period of 18 months thereafter, the Executive shall not, directly or indirectly, engage, participate or invest in or be employed by any business that is engaged in the scientific and clinical laboratory research distribution business in the United States. The foregoing restriction shall apply regardless of the capacity in which the Executive engages or engaged, participates or participated, or invests or invested in or is or was employed by a given business, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise. The provisions of this Section 8(b) shall not prevent the Executive from acquiring or holding publicly traded stock or other publicly traded securities of a business, so long as the Executive’s ownership does not exceed two percent of the outstanding securities of such company of the same class as those held by the Executive or from engaging in any activity or having an ownership interest in any business that is approved by the Board of Directors. The Executive understands that the restrictions set out in Sections 8(b) are intended to protect the Company’s interest in its established customer relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(c) Injunctive Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the provisions of Section 8(b), and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that in the case of breach, or proposed breach, of such provisions, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. However, in no event shall an asserted violation of any provision of this Section 8 constitute a basis for deferring or withholding any amounts or other benefits to which the Executive may be entitled under this Agreement.

9. Successors.

This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid by operation of law, or otherwise.

10. Indemnification.

Both during the Employment Period and after termination of the Executive’s employment for any reason, the Company, or any subsidiary or successor of the Company of which the Executive is an officer or member of the board of directors, shall indemnify the Executive to the fullest extent required or permitted by its bylaws and applicable law.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This

Agreement may not be amended or modified otherwise than by a written agreement which specifically references this Agreement and is executed by the parties hereto or their respective successors and legal representatives.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:

Mark D. Roellig
10936 Pine Drive
Parker, CO 80138

IF TO THE COMPANY:

Attention: Chief Executive Officer
Fisher Scientific International Inc.
Liberty Lane
Hampton, NH 03842

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Code Section 409A. Notwithstanding anything in this Agreement or any other plan or agreement to the contrary, to the extent subject thereto all payments or benefits provided to the Executive shall comply with all applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or guidance).

(g) Entire Agreement. This Agreement shall supersede any other earlier or subsequent agreement between the parties with respect to the subject matter hereof; provided, however, this Agreement shall be subject to the Company’s conduct of a background check of the Executive and shall not be effective unless the Company receives a positive report as a result of such action. In the event the Company repudiates or revokes this Agreement without Cause prior to the Effective Date (other than for a negative report resulting from the Company’s conduct of a background check of the Executive), such repudiation or revocation shall be deemed to occur immediately following the Effective Date.

12. Arbitration of Disputes.

Except as provided in Section 8(c) above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. The prevailing party in any arbitration (as determined by the arbitrator) shall recover its expenses and costs including attorney’s fees from the non-prevailing party.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Compensation Committee of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Fisher Scientific International, Inc.		Executive

By:	/s/ Paul M. Meister	/s/ Mark D. Roellig

	Vice Chairman	Mark D. Roellig